Exhibit 5.1

[F.N.B. CORPORATION LETTERHEAD]

February 29, 2012

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, PA 16148

Ladies and Gentlemen:

As Chief Legal Officer of F.N.B Corporation (the “Registrant”), I am familiar with the preparations and filing of the Registrant’s Registration Statement on Form S-3, to be filed with the Securities and Exchange Commission on or about the date of this letter, relating to the registration of 4,000,000 shares of the Registrant’s $.01 par value common stock (the “Shares”) pursuant to the Registrant’s Dividend Reinvestment and Direct Stock Purchase Plan.

I have examined, and am familiar with, the originals or copies, certified or otherwise, of the documents, corporate records and other instruments of the Registrant relating to the proposed issuance of the shares which I deem relevant and which form the basis of the opinion hereinafter set forth.

Based on my review of the foregoing, it is my opinion that upon the issuance of the Shares pursuant to the aforesaid Registration Statement, the Shares wherein so issued will be legally issued, fully paid and non-assessable shares of the Registrant’s common stock.

This opinion is delivered to you solely in connection with the registration of the Shares under the terms of Registrant’s Dividend Reinvestment and Direct Stock Purchase Plan and may not be delivered to any other person or for any other purpose. This opinion may not be quoted, used or relied upon in whole or in part for any other purpose other than as stated in this letter. Copies may not be provided to any person without our prior written consent. The effectiveness of this opinion is only as of the date hereof and we assume no need to update this opinion or to advise you of subsequent changes.

This opinion is given solely as of the date hereto and is limited to the matters expressly set forth herein. I hereby consent to the reference to me in the prospectus of the Registrant constituting part of the Registration Statement and to the inclusion of this letter as an exhibit to the Registration Statement.

In giving the foregoing consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ James G. Orie

James G. Orie
Chief Legal Officer

JGO/mfm